Exhibit  10.1

Asset Purchase Agreement

          THIS ASSET PURCHASE AGREEMENT is made and entered into as of November 26, 2007 (the "Effective Date") by and between Business.com.VN, Co. Ltd. ("Business.com.vn"), a company existing under the laws of the Country of Vietnam (referred to as the "Seller") and Business.vn, Inc., a Nevada corporation ("Buyer").

Recitals

     A.     WHEREAS, Seller owns certain assets, including Business.vn (which together shall be referred to as "the Business");

     B.     Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the assets as described in Section 1.2 associated with the Business in consideration of the Purchase Price and on the terms and conditions set forth in this Agreement (this term and all other capitalized terms used herein having the respective meanings set forth in this Agreement).

Agreements

     In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1.     Purchase and Sale of Assets.

            1.1     Purchase and Sale. Seller agrees to sell the Purchased Assets to Buyer, and Buyer agrees to purchase the Purchased Assets from Seller, in each case for the price and on the terms and conditions set forth in this Agreement. Upon payment of the Purchase Price as described in Section 2 hereof and the satisfaction of the other terms of this Agreement, Seller shall sell, transfer, assign and deliver the Purchased Assets to Buyer on the Closing Date free and clear of any and all liens, encumbrances, security interests or obligations, except for Permitted Encumbrances.

            1.2     Purchased Assets. The assets to be sold by the Seller to Buyer pursuant to this Agreement (the "Purchased Assets") as listed on the schedules shall be as follows:

                    1.2.1     any rights (including any rights to Intellectual Property (as defined below) of Seller to the business trade names set forth on Schedule 1.2(I) and (II), but excluding the associated domain names and uniform resource locators;

                    1.2.2     any rights of Seller to the trade names, trade dress, trademarks and service marks used by Business.com.vn as set forth on Schedule 1.2(III) attached hereto and the goodwill associated therewith;

                    1.2.3     any and all rights under the contracts and agreements

                    1.2.4     any rights of Seller to software programs, modules, routines, data, text or graphic files, source or object codes and other components of the operation of Business.com.vn used in operation such business, or in the process of being developed, by, or on behalf of, the Seller;

            1.3     Excluded Assets. All assets of the Seller not specifically included in the Purchased Assets (the "Excluded Assets") shall not be acquired by Buyer pursuant to this Agreement.

     2.     Purchase Price and Payment.

            2.1     Purchase Price. In exchange for the sale, transfer and conveyance to Buyer of the Purchased Assets, Buyer shall at the Closing provide the following consideration to Seller:

                    2.1.1     The sum of Four Hundred Seventy-Seven Thousand Two Hundred-Fifty Dollars and No Cents ($477,250.00) payable in the form of a Promissory Note due and payable in full within One Year after Closing, in the form of Exhibit A to this Agreement (the "Promissory Note"), and;

                    2.1.2     One Million, Three Hundred and Sixty-Three Thousand and Five Hundred and Seventy-One (1,363,571) restricted shares of Buyer's common stock, such shares when issued and delivered, constitute valid and legally issued shares of Buyer's Common Stock, which are fully paid and nonassessable;

            2.2     Piggyback Registration. Whenever Buyer proposes to register any of its securities under the Securities Act (other than pursuant to any of the registration rights listed above, or a registration on Form S-4 or S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities, whether or not for sale for its own account, Buyer will include in such registration all Registrable Securities all securities transferred to Seller included in contemplated transaction.

     3.     Pre-Closing Matters.

            3.1     Operation of Purchased Assets. Between the Effective Date and the Closing Date, Seller shall:

                    3.1.1     Conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

                    3.1.2     Not sell, lease, or otherwise transfer or dispose of any Purchased Assets, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business;

                    3.1.3     Not permit or allow any Purchased Assets to become subject to any additional Lien (other than Permitted Encumbrances);

                    3.1.4     Maintain the levels of Inventories and supplies in the Business at customary levels; and

                    3.1.5     Use its Best Efforts to maintain the relations and goodwill with suppliers, customers, and others having business relationships with Seller in connection with the Business.

            3.2     Consents.

                    3.2.1     Schedule 3.2.1 to this Agreement sets forth a complete and accurate list of all Consents to transfer required under (i) all material Contracts (a) to which Seller is a party and which relate to the Business or the ownership, use, or operation of the Purchased Assets, or (b) by which any of the Purchased Assets is bound; and (ii) all material Governmental Authorizations that are held by Seller and relate to the Business or the ownership, use or operation of the Purchased Assets. Buyer and the Seller shall use their respective Best Efforts, each at its own expense, to obtain all such Consents as soon as practicable after the Effective Date. In the event any such Consent is not obtained by the Closing Date, Seller agrees to continue to use its Best Efforts thereafter, in cooperation with Buyer, to obtain such Consent as soon as practicable.

                    3.2.2     Buyer shall provide all cooperation reasonably requested by Seller in connection with obtaining the Consents described on Schedule 3.2.1, including the provision of any information relating to Buyer that may be requested by the Person from whom any such Consent is required.

            3.3     Notification of Certain Events.

                    3.3.1     By Seller. Between the Effective Date and the Closing Date, Seller shall give prompt notice to Buyer in the event Seller becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Seller set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Seller in this Agreement, or (iv) the occurrence of any event that Seller believes will make the satisfaction of any of the conditions set forth in Section 4 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Seller shall promptly deliver to Buyer a supplement to such Schedule specifying the necessary change.

                    3.3.2     By Buyer. Between the Effective Date and the Closing Date, Buyer shall give prompt notice to Seller in the event Buyer becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Buyer set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Buyer in this Agreement, or (iv) the occurrence of any event that Buyer believes will make the satisfaction of any of the conditions set forth in Section 4 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Buyer shall promptly deliver to Seller a supplement to such Schedule specifying the necessary change.

                    3.3.3     No Effect on Remedies. The delivery of a notice or supplement pursuant to Section 3.3.1 shall have no effect on the remedies of any party hereunder.

            3.4     Access to Information. Between the Effective Date and the Closing Date, Seller shall, upon reasonable notice from Buyer, (i) give Buyer and its representatives access (during normal business hours), in a manner so as not to interfere with Seller' normal operations and subject to reasonable restrictions imposed by any such representative, to all key employees and to the Purchased Assets, including the books and records relating thereto, and (ii) cause its representatives to make available to Buyer for the purpose of making copies thereof such financial and operating data and other information with respect to the Business and the Purchased Assets as Buyer may reasonably request.

            3.5     Public Announcements. Except as otherwise required by applicable legal requirements, any public announcement or similar publicity with respect to this Agreement or this transaction shall be issued, if at all, only with such contents, at such time and in such manner as the parties may agree. If a party believes that it is required by applicable legal requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

     4.     Conditions to Closing.

            4.1     Seller' Conditions. Seller' obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Seller in writing in its sole discretion) of each of the following conditions:

                    4.1.1     All representations and warranties of Buyer set forth in this Agreement and each such representation and warranty shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date.

                    4.1.2     (i) All of the covenants and obligations that Buyer is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing and each such covenant and obligation (considered individually) shall have been performed and complied with in all respects; and (ii) Buyer shall have made the deliveries of documents required to be made pursuant to Section 5.2.2.

                    4.1.3     All Consents necessary as required under Vietnamese law to permit Seller to transfer the Purchased Assets to Buyer as contemplated by this Agreement shall have been obtained and be in full force and effect as of the Closing Date.

                    4.1.4     To the extent, if any, that Seller is required to obtain any Governmental Authorizations that relate to the sale and transfer of the Business or the Purchased Assets, Seller shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Seller upon consummation of this transaction.

                    4.1.5     As of the Closing Date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the Purchased Assets by Seller to Buyer.

                    4.1.6     Since the Effective Date, there shall not have been commenced or threatened against Seller or any related person of Seller any proceeding (i) seeking damages or other relief in connection with any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making this transaction illegal.

                    4.1.7     Seller' Board of Directors or comparable corporate body, if applicable, shall have approved of the transactions contemplated by this Agreement.

                    4.1.8     To the extent Seller' Board of Directors deems it necessary and as required under Vietnamese law, Seller' shareholders shall have approved of the transactions contemplated by this Agreement.

            4.2     Buyer's Conditions. Buyer's obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions:

                    4.2.1     All representations and warranties of Seller set forth in this Agreement shall have been accurate as of the Effective Date and shall be accurate as of the Closing Date, as if made on the Closing Date.

                     4.2.2     (i) All of the covenants and obligations that Seller is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing shall have been performed and complied with; and (ii) Seller shall have made the deliveries of documents required to be made pursuant to Section 5.2.1; provided, however, that with respect to the covenants and obligations described in clause (i) of this Section 4.2.2, a failure of the foregoing condition shall not be deemed to have occurred unless (a) Buyer has given Seller notice specifying the nature of any Breach of such covenants or obligations in reasonable detail, and (b) either (y) Seller has failed to cure such Breach within 10 Business Days after such notice is given, or (z) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within 10 Business Days despite the exercise of Best Efforts, Seller has failed to commence curative action within 10 Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

                    4.2.3     To the extent, if any, that Buyer is required to obtain any Governmental Authorizations that relate to the Business or the ownership, use, and operation of the Purchased Assets, Buyer shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Buyer upon consummation of this transaction.

                    4.2.4     Between the Effective Date and the Closing Date, there shall have been no damage to or destruction of any of the Purchased Assets (excluding damage or destruction (a) caused by Buyer or any of its affiliates; or (ii) that does not have a material adverse effect on the Business).

                    4.2.5     Since the Effective Date, there shall not have been commenced or threatened against Buyer or any related person of Buyer any proceeding (i) seeking damages or other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making this transaction illegal.

     5.     Closing.

            5.1     Time and Place of Closing. The Closing shall take place at the offices of Business.vn, Inc. 9449 Balboa Ave, Suite 103, San Diego, CA 92123, or at such other location as the parties may mutually agree. Subject to the provisions of Section 8, the Closing shall take place commencing at 10:00 a.m. (pacific standard time) on February 29, 2008, unless Seller, in its sole discretion, determines that shareholder approval of the transactions contemplated by this Agreement is necessary or desirable, in which case Closing shall take place on March 29, 2008 or on such other date as is mutually acceptable to the parties.

            5.2     Closing Deliveries.

                    5.2.1     At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

                              (a)     A Certificate of an authorized officer of Seller (i) certifying attached resolutions of the board of directors of Seller authorizing this transaction, and (ii) attesting to the incumbency of the officers of Seller executing this Agreement and the Seller' closing documents; and

                              (b)     A Certificate of an authorized officer of Seller certifying as to the accuracy of the Seller' representations and warranties under Section 6.1.

                    5.2.2     At the Closing, Buyer as appropriate, shall deliver, or cause to be delivered, to Seller:

                              (a)     A Certificate of an authorized officer of Buyer (i) certifying attached resolutions of the boards of directors and shareholders of Buyer authorizing this transaction, and (ii) attesting to the incumbency of the officer of Buyer executing this Agreement and the Buyer's closing documents;

                              (b)     A Certificate of an authorized officer of the Buyer certifying as to the accuracy of the Buyer's representations and warranties under Section 6.2;

                              (c)     All Consents necessary to permit Seller to transfer the Purchased Assets to Buyer;

            5.3     Possession. Buyer shall be entitled to possession of the Purchased Assets on the Possession Date as set out in Section 10.1.

     6.     Representations and Warranties.

            6.1     Seller' Representations and Warranties. The Seller represent and warrant to Buyer as follows:

                    6.1.1     Organization and Good Standing. Business.com.vn is a company, duly formed, validly existing and in good standing under the laws of Vietnam.

                    6.1.2     Title to Purchased Assets. On the Closing Date, Seller will transfer and convey to Buyer good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, security interests, judgments, claims or other matters affecting title, other than the Permitted Encumbrances.

                    6.1.3     Authority; No Conflict.

                              (a)     This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon its execution and delivery by Seller at the Closing, the Seller' closing documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its respective terms. Seller has full power, authority, and capacity to execute and deliver this Agreement and the Seller' closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors (or its equivalent body under Vietnamese law) of Seller has approved this Agreement and the transactions contemplated hereby.

                              (b)     Neither the execution and delivery of this Agreement, nor the performance of any of Seller' obligations hereunder, nor the consummation of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with or result in a violation of any provision of Seller' organizational documents or any resolution adopted by the Boards of Directors or shareholders of Seller; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge this transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Seller or any of the Purchased Assets is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or (v) result in the imposition or creation of any lien upon or with respect to any of the Purchased Assets; except, in the case of clauses (i), (ii) and (iii) above, for contraventions, conflicts or violations which do not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

                              (c)     Seller are not and will not be required to give any notice to, make any filing with, or obtain any material Consent from any person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction, other than the Consents described on Schedule 3.2.1. except, for Consents, the failure of which to obtain would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

                    6.1.4     Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                    6.1.5     No Material Adverse Changes. Except as set forth herein, there have been no material adverse changes to Seller's Business, operations or financial condition.

                    6.1.6     Possession of Purchased Assets. The Purchased Assets are assets of Seller as of the Effective Date and are in Seller' possession as of the Effective Date, and that Seller have all requisite title or license to convey the Purchased Assets to Buyer as contemplated by the Agreement.

            6.2     Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

                    6.2.1     Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

                    6.2.2     Authority; No Conflict.

                              (a)     This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon their execution and delivery by Buyer at the Closing, the Buyer's closing documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Subject to the conditions set forth in Section 4.2, Buyer has full corporate power, authority, and capacity to execute and deliver this Agreement and the Buyer's closing documents and to perform its obligations hereunder and thereunder.

                              (b)     Neither the execution and delivery of this Agreement, nor the performance of any of Buyer's obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of Buyer's organizational documents or any resolution adopted by the Board of Directors or the shareholders of Buyer; or (ii) give any Person the right to prevent or otherwise interfere with this transaction pursuant to any legal requirement or order to which Buyer is subject or any Contract to which Buyer is a party or by which it or any of its assets is bound.

                              (c)     Buyer is not and will not be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction.

                    6.2.3     Certain Proceedings. No proceeding is pending or, to Buyer's knowledge, has been threatened against Buyer that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

     7.     Additional Covenants.

            7.1     Covenants by Each Party.

                    7.1.1     Cooperation. Each of the parties hereto shall cooperate with the other parties in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for each party hereto.

                    7.1.2     Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

                    7.1.3     Further Assurances. From time to time after the Closing, Seller will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and from time to time after the Closing, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to consummate the assumption of the Assumed Liabilities by Buyer and otherwise to consummate the transactions contemplated by this Agreement.

            7.2     Retention of and Access to Books and Records. Seller agrees to retain the Books and Records for a period of five years after the Closing Date and to make them available to Buyer for the purpose of making copies thereof at Buyer's expense.

     8.     Termination.

            8.1     Termination Events. This Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated:

                    8.1.1     (i) By Seller, if any of the conditions in Section 4.1 has not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or (ii) by Buyer, if any of the conditions in Section 4.2 has not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                    8.1.2     By mutual written agreement of Seller and Buyer; or

                    8.1.3     By either Seller or Buyer if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before March 29, 2008.

            8.2     Effect of Termination. Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 9, 11.2, 11.5 through 11.11 and 11.15 shall survive; provided, however, that if this Agreement is terminated by a party because of a material Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

     9.     Default; Remedies.

            9.1     Time of Essence. Time is of the essence of the parties' obligations under this Agreement.

            9.2     Remedies. If either party fails to perform its obligations under this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity, including, in the case of a failure to consummate this transaction following satisfaction (or waiver) of the conditions set forth in Section 4.1 or 4.2, as applicable, the remedy of specific performance; provided that except with respect to a failure to close this transaction as provided herein, a party shall not be in default hereunder unless (i) the non-Breaching party has given the Breaching party notice specifying the nature of the Breach in reasonable detail, and (ii) the Breaching party either (a) has failed to cure such Breach within 10 Business Days after such notice is given, or (b) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within 10 Business Days despite the exercise of Best Efforts, has failed to commence curative action within 10 Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

     10.    Definitions and Interpretation.

            10.1    Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below:

                    "Agreement" means this Asset Purchase Agreement.

                    "Best Efforts" means the efforts that a prudent Person who wishes to achieve a result would use in similar circumstances to achieve such result as expeditiously as reasonably possible.

                    "Books and Records" means all books and records of Seller that are necessary to conduct of the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software.

                    "Breach" means any material inaccuracy in or material breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

                    "Business" has the meaning set forth in the Recitals.

                    "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Nevada are authorized or required by applicable Legal Requirements to be closed.

                    "Buyer" has the meaning set forth in the preamble to this Agreement.

                    "Buyer's Knowledge" means that any of the officers or directors of Buyer is actually aware of a particular fact or other matter.

                    "Closing" means the closing of this transaction, at which the events set forth in Section 5.2 shall occur.

                    "Closing Date" means the date on which the Closing occurs.

                    "Consent" means any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

                    "Contract" means any agreement, contract, lease, obligation, promise, or understanding, whether written or oral and whether express or implied, that is legally binding.

                    "Effective Date" has the meaning set forth in the preamble to this Agreement.

                    "Excluded Assets" has the meaning set forth in Section 1.3.

                    "Governmental Authority" means any national, federal, state, provincial, county, municipal, or local government, foreign or domestic, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

                    "Governmental Authorization" means any Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

                    "Intellectual Property Rights" shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all Patents; (ii) all Trade Secret rights; (iii) all Copyrights, mask works, and mask work registrations and applications, and any other rights in works of authorship; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks; (vi) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; and (viii) any similar, corresponding or equivalent rights to any of the foregoing

                    "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

                    "Lien" means a monetary encumbrance against a Purchased Asset.

                    "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or mediator.

                    "Ordinary Course of Business" means any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

                    "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

                    "Permitted Encumbrances" mean those encumbrances incurred in the ordinary course of business or otherwise in existence as of the Closing Date.

                    "Person" means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

                    "Possession Date" means 12:01 a.m., on the day following the Closing Date.

                    "Proceeding" means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

                    "Purchase Price" has the meaning set forth in Section 2.1.

                    "Purchased Assets" has the meaning set forth in Section 1.2.

                    "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person's attorneys, accountants, and financial advisors.

                    "Seller" has the meaning set forth in the preamble to this Agreement.

                    "Seller' Knowledge" means that any of the officers or directors of Seller is actually aware of a particular fact or other matter.

                    "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

            10.2    Construction and Interpretation.

                    10.2.1    The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

                    10.2.2    Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

                    10.2.3    As used herein, (i) the term "party" refers to a party to this Agreement, unless otherwise specified, (ii) the terms "hereof," "herein," "hereunder," and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term "this transaction" refers to the transaction contemplated by this Agreement, (iv) the term "including" is not limiting and means "including without limitation," (v) the term "documents" includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term "property" includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

                    10.2.4    In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

                    10.2.5    This Agreement is the product of arm's length negotiations among, and has been reviewed by counsel to, the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

     11.    Miscellaneous Provisions.

            11.1    Survival of Covenants. Each covenant or agreement of the parties set forth in this Agreement which by its terms expressly provides for performance after the Closing Date shall survive the Closing and be fully enforceable thereafter.

            11.2    Expenses. Except as otherwise provided, each party shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and this transaction, including all fees and expenses of its own Representatives or any other similar payment in connection with this transaction.

            11.3    Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

            11.4    Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

            11.5    Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 11.5 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient's normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two Business Days after deposit therein.

If to Business.com.vn:	Business.com.VN, Co. Ltd. Attn: Bui Thanh Nghi, Director Quang Trung Sofware City Hall 5, District 12 Ho Chi Minh City Vietnam Tel: (84.8) 715-5158 Fax: (84.8) 715-5164

If to Buyer:	Business.vn, Inc. Attention: Sheldon Silverman, CEO 9449 Balboa Ave, Suite 103 San Diego, CA 92123 Tel: (888) 566-9879 Fax: (858) 292-9641

            11.6    Waiver. Any party's failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

            11.7    Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

            11.8    Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

            11.9    Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

            11.10   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the principles thereof relating to conflicts of laws). Exclusive venue shall be in San Diego County, California.

            11.11   Arbitration. All disputes or claims arising out of or relating to this Agreement, or the breach hereof, including disputes as to the validity and/or enforceability of this Agreement or any portion thereof, and any claims for indemnification under the provisions of this Agreement, shall be resolved by binding arbitration conducted in San Diego, California. Any arbitration pursuant to this Section 11.11 shall be conducted, upon the request of any party, before a single arbitrator selected by the parties or, failing agreement on the choice of an arbitrator within 30 days of service of written demand for arbitration, by an arbitrator designated by the Presiding Judge of the Superior Court for San Diego County, California. The arbitrator shall be a retired judge or practicing attorney licensed to practice in one or more of the 50 states, with substantial experience in commercial and/or commercial litigation matters. Such arbitration shall be conducted in accordance with the laws of the State of Nevada and pursuant to the commercial arbitration rules of the American Arbitration Association (although not under the auspices of the American Arbitration Association) and such of the federal rules of civil procedure as the arbitrator may determine. The arbitration shall be conducted within 45 days of the selection of the arbitrator and the arbitrator shall render his or her decision within 20 days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys' fees and the fees of the arbitrator) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to arbitrate shall survive a termination or cancellation of this Agreement and shall be specifically enforceable under applicable federal law and the prevailing arbitration law of the State of Nevada. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

            11.12   Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

            11.13   Incorporation of Recitals, Exhibits, and Schedules. The Recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

            11.14   Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

            11.15   No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of Seller and Buyer, and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Seller:	BUSINESS.COM.VN, CO. LTD.
Date:	________________

________________________________ By: Bui Thanh Nghi Its: Director

Buyer:	BUSINESS.VN, INC.
Date:	________________

________________________________ By: Sheldon Silverman Its: CEO

Exhibit List

Schedule 1.2 - List of Assets
Exhibit A - Promissory Note
Exhibit B - Assignment and Assumption Agreement

SCHEDULE 1.2
(List of Assets)

       Intellectual Property: rights to the following domain names
Hotels.vn
Hotels.com.vn
Hotel.com.vn
HotelVietnam.vn

I.     Trademarks

II.    Software and Contracts
www.hotels.com.vn and www.hotels.vn web portal 260 Contracts with Vietnamese Hotels Database of 4,500 Vietnamese Hotels Hotel Software Booking Engine Hotel Web Templates

Exhibit "A"

BUSINESS.VN, INC.
100% CONVERTIBLE NOTE

$477,250.00	SAN DIEGO, CALIFORNIA	February 29, 2008

          BUSINESS.VN, INC., a Nevada corporation ("Maker" or the "Company"), hereby promises to pay to the order of Business.com.VN, Co. Ltd., a company formed and existing under the laws of Vietnam ("Payee"), or order, at Quang Trung Software City, 505 Trung Hung Dao , Ho Chi Minh City, Vietnam, or its assigns ("Holder"), the sum of Four Hundred and Seventy-Seven Thousand Two Hundred-Fifty Dollars and No Cents ($477,250.00), without interest, on February 28, 2009 (the "Due Date"). In the event not paid by the Due Date, this note shall thereafter accrue interest at the rate of eight percent (8%) per annum. All payments due and owning under this 100% Convertible Note ("Note") shall be subject to the terms and conditions set forth herein.

     1.     Agreement.

          The Note is issued pursuant to that certain Asset Sale & Purchase Agreement (the "Agreement"), dated November 26, 2007, by and between Maker and Holder, which is hereby incorporated by reference. Capitalized terms used but not defined in this Note have the meanings assigned to them in the Agreement.

     2.     Register.

          The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Holder of the Note or for the registration of a transfer of the Note to a different Holder.

     3.     Loss Theft, Destruction or Mutilation of the Note.

          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Note is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the Note so lost, stolen, destroyed or mutilated.

     4.     Registered Holder.

          The Company may deem and treat the person in whose name any Note is registered as the absolute owner and Holder of such Note for the purpose of receiving payment of the principal of and interest on such Note and for the purpose of any notices, waivers or consents thereunder, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Payments with respect to any Note shall be made only to the registered Holder thereof.

     5.     Surrender of the Note.

          The Company may, as a condition of payment of all or any of the principal of, and interest on, the Note, or its conversion, require Holder to present the Note for notation of such payment and, if the Note be paid in full or converted at the election of Holder as herein provided, require the surrender hereof.

     6.     Conversion.

          At any time prior to or at the Due Date, at the option of the Holder, all principal and accrued interest due on this Note (the "Convertible Amount") may be converted at $0.35 per share (the "Conversion Price"). The Conversion Price shall be adjusted downward in the event the Company issues common stock (or securities exercisable for or convertible into or exchangeable for common stock) at a price below the Conversion Price, to a price equal to such issue price. The preceding adjustments shall be effective immediately at the time of the issuance of any security issued (or of any reduction in effective price of any security) on or before the Due Date. However, this Note shall not be adjusted in the case of stock splits, recapitalizations and the like.

          If, on or prior to the Due Date, Holder has not elected to convert this Note, all outstanding principal and accrued and unpaid interest shall become due and payable.

     7.     Mechanics of Conversion.

          Upon the Company's receipt of written notice of Holder's election to convert the Note, the principal amount of this Note plus any accrued interest shall be deemed converted into such number of shares of the Company's Common Stock as determined pursuant to Section 6, and no further payments shall thereafter accrue or be owing under the Note. The entire balance due and owing under the Note must be converted to Common Stock; no partial conversions will be allowed. Holder shall return this Note to the Company at the address set forth below, or such other place as the Company may require in writing. Within ten (10) days after receipt of this Note, the Company shall cause to be issued in the name of and delivered to Holder at the address set forth above, or to such other address as to which Holder shall have notified the Company in writing, a certificate and a warrant evidencing the securities to which Holder is entitled. No fractional securities will be issued upon conversion of the Note. If on conversion of the Note a fraction of a security results, the Company shall round up the total number of securities to be issued to Holder to the nearest whole number.

     8.     Notice.

          Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, two business days after deposit with a recognized overnight courier service for next available business day delivery, or three days after being sent by certified or registered mail postage prepaid to the addresses set forth below, or such other address as to which one party may have notified the other in such manner.

     9.     Default.

Upon an Event of Default (as defined in the Agreement) that is not cured within any applicable cure period set forth in the Agreement, and at the option of Holder, or Holder's successors or assigns, Holder may (i) accelerate all amounts due and owing under this Note and demand payment immediately and/or (ii) declare the right to exercise any and all remedies available to Holder under applicable law.

     11.    Miscellaneous.

            (a)     Interest hereunder shall be calculated based on eight percent (8%) per annum calculated using a 360-day year composed of 12 30-day months, payable in full, unless otherwise converted to common stock in the Company, at maturity or conversion.

            (b)     The Company agrees that all Conversion Shares at the time of issuance will be fully paid and non-assessable. Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Note without suit or action in attempting to collect funds due under this Note or in connection with the issuance of the Conversion Shares. In the event an action is instituted to enforce or interpret any of the terms of this Note including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal or review, whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

            (c)     All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note.

            (d)     The Company may not prepay the amount due and owing under this Note.

            (e)     This Note shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

            (f)     All payments due and owing under this Note shall be delivered to Holder at the address set forth below unless Holder provides the Company with written notice of a change of such instructions.

          IN WITNESS THERETO, Company has affixed its signature by a duly authorized officer this 29th day of February, 2008.

Business.VN, Inc.

___________________ By: Sheldon Silverman Its: Chief Executive Officer

Holder:
Business.com.VN, Co. Ltd. Attn: Bui Thanh Nghi, Director Quang Trung Software City 505 Trung Hung Dao Ho Chi Minh City, Vietnam Tel: (84.8) 715-5158 Fax: (84.8) 715-5164

Maker:
Business.VN, Inc. Attention: Sheldon Silverman, CEO 9449 Balboa Ave, Suite 103 San Diego, CA 92123 Tel: (858) 292-9637 Fax: (858) 292-9641

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS ASSIGNMENT is made effective as of February 29, 2007 (the "Effective Date") by and between Business.com.VN, Co. Ltd., Business.com.VN, Co. Ltd., Quang Trung Software City, 505 Trung Hung Dao, Ho Chi Minh City, Vietnam, a company existing under the laws of the Country of Vietnam (referred to as the "Assignor") and Business.VN, Inc., a Nevada corporation doing business at 9449 Balboa Avenue, Suite 103, San Diego, California 92123 ("Assignee").

          For value received, Assignor assigns to Assignee, to the full extent of its interest therein, all rights to and under those certain Hotel agreements ("Agreements") set forth in the schedules appearing on Exhibits C and D hereto, respectively, and any and all other rights and interests arising out of, in connection with or in relation to the Agreements, without limitation.

          Assignor and Assignee will use their respective reasonable best efforts to obtain any consent, approval or amendments required to novate and/or assign the Agreements, to the extent necessary; provided, however, that Assignee shall not be obligated to pay any consideration therefor to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that Assignee and Assignor are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of Assignor with respect to any Agreements so that Assignee would not in fact receive all the rights with respect to such Agreements, Assignor and Assignee will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which Assignee would, to the extent possible and permissible under any applicable agreement, obtain the benefits and assume the obligations with respect to such Agreements in accordance with this agreement, or under which Assignor would enforce for the benefit of Assignee, with Assignee assuming Assignor's obligations, any and all rights of Assignor against a third party thereto with respect to the Agreements.

          Assignor shall, without further consideration therefor, pay and remit to Assignee promptly all monies, rights and other considerations received in respect to Assignee's performance of such obligations from and after the Effective Date. If and when any such consent shall be obtained or such Agreements shall otherwise become assignable or able to be novated, Assignor shall promptly assign and novate all of its rights and obligations thereunder to Assignee without payment of further consideration and Assignee shall, without the payment of any further consideration therefor, assume such rights and obligations and Assignor shall be relieved of any and all liability hereunder.

          Assignee warrants that there has been no breach of the above-mentioned Agreements by any of the parties to that Agreement, and that Assignee is in full compliance with all the terms and conditions of such Agreements, and that there has been nor prior assignment or encumbrance of all or any part of Assignee's rights under such Agreements.

          Assignee authorizes and direct all hotels and internet cafés appearing on Schedules C and D, respectively, to deliver any warrants, checks, drafts, or payments to be issued pursuant to such Agreement to Assignee, who is authorized to receive such warrants, checks, drafts, or payments from and after the Effective Date.

[Signature Page Follows]

Assignor:
BUSINESS.COM.VN, CO. LTD.

________________________________
By:  Bui Thanh Nghi
Its:  Director

Assignee:
BUSINESS.VN, INC.

_________________________________
By:  Sheldon Silverman
Its:  CEO